Exhibit 99

Artesyn Announces Resignation of CFO

          BOCA RATON, Fla., May 11 /PRNewswire-FirstCall/ -- Artesyn Technologies, Inc. (Nasdaq: ATSN), a leader in power conversion and embedded board solutions for infrastructure applications within the communications marketplace, today announced that Richard J. Thompson has resigned as the Company’s Vice President of Finance, Chief Financial Officer and Secretary to pursue another opportunity outside of Artesyn.

          (Logo:  http://www.newscom.com/cgi-bin/prnh/20050117/FLMLOGO )

          The Company has initiated a search for Mr. Thompson’s replacement. Until that time, Gary Larsen, Corporate Controller of Artesyn, will serve as the Company’s interim Chief Financial Officer. Mr. Larsen has 20 years of financial experience. He has served as Corporate Controller at Artesyn since May of 1999. Mr. Larsen started his career at KPMG and prior to joining Artesyn worked at W.R. Grace & Co. for 11 years in various finance roles.

          Joseph O’Donnell, Artesyn’s Chairman, President and Chief Executive Officer, said, “We appreciate the contributions Rich has made to Artesyn. I want to assure our investors that Rich’s decision was made for personal reasons and in no way reflects any concerns, either on his or Artesyn’s part, regarding Artesyn’s accounting practices, financial reporting or internal controls.  We wish Rich well in his future endeavors.”

          About Artesyn Technologies, Inc.

          Artesyn Technologies, Inc., headquartered in Boca Raton, FL., is a world leader in the design, manufacture and sale of power conversion and embedded board solutions for infrastructure applications in server and storage, networking, wireless and telecommunications systems. Our products are used in middle to high-end servers, data storage devices, routers, hubs, high-speed modems, RF amplification systems, base station controllers and transceivers. The Company has a global sales reach with design and manufacturing facilities in Asia, Europe and North America. Artesyn is a public company whose common stock is traded on the Nasdaq stock market under the symbol ATSN. For more information, please visit the Company’s web site at http://www.artesyn.com .

SOURCE  Artesyn Technologies
          -0-                                                            05/11/2005
          /CONTACT:  Pamela Rembaum, Director, Investor Relations, Artesyn Technologies, +1-561-451-1028/
          /Photo:  http://www.newscom.com/cgi-bin/prnh/20050117/FLMLOGO
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/Web site:  http://www.artesyn.com /